Exhibit 99.1

News Release

Magma Acquisition by Synopsys to Provide Customers with State-of-the-Art Mixed-Signal, Digital and Analog Design Solutions that Enable More Profitable Silicon

SAN JOSE, Calif., Nov. 30, 2011 – Magma Design Automation Inc. (Nasdaq:LAVA), a provider of chip design software, today announced the company has entered into a definitive agreement to be acquired by Synopsys (Nasdaq:SNPS), a world leader in software and IP used in the design, verification and manufacture of electronic components and systems headquartered in Mountain View, Calif. The combination of the two companies’ technologies, development capabilities, support teams and sales channels will provide chip designers with greater access to state-of-the art electronic design automation (EDA) solutions that enable more profitable silicon.

Under the terms of the merger agreement, Synopsys will acquire Magma for $7.35 per Magma share in cash, resulting in a transaction value of approximately $507 million net of cash and debt acquired. The boards of directors of both companies have unanimously approved the transaction. The closing of the merger is subject to customary conditions, including approval by Magma stockholders as well as U.S. regulators.

“Magma and Synopsys have always shared a common goal of enabling chip designers to improve performance, area and power while reducing turnaround time and costs on complex ICs,” said Rajeev Madhavan, CEO of Magma. “By joining forces now we can ensure that chip designers have access to the advanced technology they need for silicon success at 28, 20 nanometer and below.”

About Magma

Leading semiconductor companies worldwide use Magma’s electronic design automation (EDA) software to produce chips for a wide variety of vertical markets including tablet computing, mobile devices, electronic games, digital video, networking, military/aerospace and memory. Silicon One, Magma’s technology solutions for emerging silicon, address time to market, product differentiation, cost and performance while making silicon more profitable. Magma products include software for digital design, analog implementation, mixed-signal design, physical verification, circuit simulation, characterization and yield management. The company maintains headquarters in San Jose, Calif., and offices throughout North America, Europe, Japan, Asia and India. Magma’s stock trades on Nasdaq under the ticker symbol LAVA. Follow Magma on Twitter at www.Twitter.com/MagmaEDA and on Facebook at www.Facebook.com/Magma. Visit Magma Design Automation on the Web at www.magma-da.com.

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Magma is a registered trademark of Magma Design Automation Inc. All other product and company names are trademarks or registered trademarks of their respective companies.

Forward-Looking Statements:

Except for the historical information contained herein, the matters set forth in this press release, including statements about the expected benefits of the proposed transaction and the anticipated product plans and strategies for the combined company, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially including, but not limited to delays in or failure to satisfy required closing conditions, including the receipt of required regulatory approvals with respect to the transaction; failure to consummate or delay in consummating the transaction for other reasons; the possibility that the expected benefits may not materialize as expected; failure to successfully integrate the products, infrastructure and employees of Magma and Synopsys; and the companies’ abilities to keep pace with rapidly changing technology and their products’ abilities to produce desired results. Further discussion of these and other potential risk factors may be found in Magma’s public filings with the Securities and Exchange Commission (www.sec.gov). The forward-looking statements set forth in this press release speak only as of the date hereof and Magma undertakes no obligation to update these forward-looking statements due to subsequent events or circumstances.

Additional Information and Where to Find It

In connection with the proposed merger, Magma Design Automation, Inc. (“Magma”) will file a proxy statement and other relevant documents concerning the transaction with the Securities and Exchange Commission (“SEC”). The definitive proxy statement will be mailed to stockholders of Magma. Investors and stockholders of Magma are urged to read the definitive proxy statement and other relevant documents when they become available because they will contain important information about the transaction. Copies of these documents (when they become available) may be obtained free of charge by making a request to Magma’s Investor Relations Department either in writing to Magma Design Automation, Inc., 1650 Technology Drive, San Jose, California 95110 or by telephone to [(408) 565-7799]. In addition, documents filed with the SEC by Magma may be obtained free of charge at the SEC’s website at www.sec.gov or by clicking on “SEC Filings” in the “Investors” section of Magma’s website at www.magma-da.com.

Magma and its directors and executive officers may be deemed to be participants in the solicitation of proxies from Magma’s stockholders in respect of the transaction. Information regarding Magma’s directors and executive officers is contained in Magma’s proxy statement for its 2011 Annual Meeting of Stockholders filed with the SEC on August 29, 2011. Additional information regarding Magma’s directors, executive officers and other persons who may, under rules of the SEC, be considered participants in the solicitation of proxies in connection with the transaction, including their respective interest in the transaction by security holdings or otherwise, will be set forth in the definitive proxy statement concerning the transaction when it is filed with the SEC. Each of these documents is, or will be, available as described above.

Magma Contacts:
Press Relations	Investor Relations
Monica Marmie	Greg Wagenhoffer
Director, Corporate Marketing	Vice President, Finance
(408) 565-7689	(408) 565-7799
mmarmie@magma-da.com	gregw@magma-da.com